                                                                   EXHIBIT 4.3

                             HEWLETT-PACKARD COMPANY

                        OFFICERS' CERTIFICATE PURSUANT TO
                          SECTION 301 OF THE INDENTURE

                                 JUNE 9, 2000

         Ann O. Baskins and Charles N. Charnas do hereby certify that we are the duly appointed Vice President, General Counsel and Secretary and Senior Managing Counsel and Assistant Secretary, respectively, of Hewlett-Packard Company, a Delaware corporation. We further certify, pursuant to resolutions of the Executive Committee of the Board of Directors of the Company and the Debt Subcommittee of the Company adopted on February 11, 2000 and June 6, 2000, respectively (copies of which are attached hereto as Exhibits A-1 and A-2), that pursuant to Section 301 of the Indenture, dated as of June 1, 2000 (the "Indenture") between the Company and Chase Manhattan Bank and Trust Company, National Association, as Trustee, a series of debt securities of the Company is hereby established, with the following terms and provisions:

     1. The title of such series of Securities shall be the "7.15% Global Notes due June 15, 2005" (the "Notes").

     2. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall be $1,500,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 and 1107 of the Indenture, and except for any Notes which, pursuant to Section 303 of the Indenture, shall be deemed never to have been authenticated and delivered thereunder).

     3. The price at which the Notes shall be issued by the Company to the public is 99.666%.

     4. Interest on the Notes shall be payable to the Persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest.

     5. The Stated Maturity of the Notes on which the principal thereof is due and payable is June 15, 2005.

     6. The Notes shall bear interest at 7.15% per annum from June 9, 2000, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing December 15, 2000, to the Person in whose name the Note (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (as the case may be), whether or not a Business Day, immediately preceding such Interest Payment Date. Interest on the Notes shall be calculated on the basis of a 360-day year of twelve 30-day months.

     7. The rate or rates of interest, if any, payable on overdue installments of principal of, or any premium or interest on, the Notes shall be 7.15% per annum.

     8. The Notes shall be issued in the form of four Global Notes (the "Global Notes"). So long as the Notes shall be issued in whole in the form of the Global Notes, the principal of, premium, if any, and interest, if any, on the Notes shall be paid in immediately available funds to the Depositary or a nominee of the Depositary. If at any time the Notes are no longer represented by the Global Notes and are issued in definitive form ("Certificated Notes"), then the principal of, premium, if any, and interest, if any, on each Certificated Note at Maturity shall be paid to the Holder upon surrender of such Certificated Note at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of Chase Manhattan Bank and Trust Company, National Association, the Trustee), provided that such Certificated Note is surrendered to the Trustee, acting as Paying Agent, in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes other than at Maturity may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears on the Security Register on the relevant Regular Record Date or by wire transfer in same day funds to such account as may have been appropriately designated to the Paying Agent by such Person in writing not later than such relevant Regular Record Date. Each payment of principal, premium, if any, and interest, if any, shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Transfer of the Notes shall be registrable on the Securities Register upon the surrender of the Notes for registration of transfer at the office or agency maintained by the Company in the Borough of Manhattan, The City of New York (which shall initially be the office of Chase Manhattan Bank and Trust Company, National Association, the Trustee).

     9. The Notes are subject to redemption at the option of the Company (an "Optional Redemption") and redeemable at the option of the Company in the event of tax events (a "Redemption For Tax Purposes").

        (a) OPTIONAL REDEMPTION. The Company will have the right to redeem the Note, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice mailed to the registered Holders of the Notes to be redeemed. The Redemption Price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined below), of the present value of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the Redemption Date to the maturity date (the "Remaining Life") discounted from the scheduled payment dates to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 12.5 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

          If money sufficient to pay the Redemption Price of and accrued interest on the Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee or paying agent on or before the Redemption Date and the conditions set forth in Article 11 of the Indenture are satisfied, then on and after the Redemption Date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption. If any Redemption Date is not a Business Day, the Company will pay the Redemption Price on the next Business Day without any interest or other payment due to the delay.

          If less than all of the Notes of a series are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee deems appropriate and fair. No Notes of $1,000 or less will be redeemed in part.

          "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

          "Comparable Treasury Price" means, with respect to any Redemption Date, the average of two Reference Treasury Dealer Quotations for such Redemption Date.

          "Quotation Agent" means the Reference Treasury Dealers.

          "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer), the Company shall substitute therefor another Primary Treasury Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date.

          "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

          (b) REDEMPTION FOR TAX PURPOSES. The Company may, at its option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior notice to the Holder of record at a Redemption Price equal to 100% of their principal amount, together with interest accrued to the Redemption Date if either of the following occurs:

               (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the consummation of this offering, the Company becomes or will become obligated to pay Additional Amounts (as defined in Section 25 below) as described below under Section 25 of " Payment of Additional Amounts;" or

               (2) any act is taken by a taxing authority of the United States on or after the consummation of this offering, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial likelihood that the Company will or may be required to pay such Additional Amounts.

          However, in order to redeem the Notes pursuant to this provision the Company will be required to determine, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of commercially reasonable measures available to the Company, not including substitution of the obligor under the Notes or any action that would entail a material cost to the Company. The Company may not redeem unless the Company shall have received an opinion of counsel to the effect that because of an act taken by a taxing authority of the United States (as discussed above) such an act results in a substantial likelihood that the Company will or may be required to pay Additional Amounts described above and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

     10. The Notes are not subject to any sinking fund or analogous provisions. The Notes will not be redeemable at the option of the Holder thereof prior to Maturity.

     11. The Notes shall be issuable only in denominations of $1,000 and any integral multiple thereof.

     12. Except as stated in Section 8 above, the amount of payments of principal of, or any premium or interest on, any Notes may not be determined with reference to an index, formula or other method.

     13. The Notes may be purchased only in currency of the United States and payment of principal of, premium, if any, and interest on the Notes will only be made in currency of the United States.

     14. The payment of principal of, premium, if any, or interest on the Notes will not be payable at the option of the Company or the Holder in any currency or currency units other than in the currency of the United States.

     15. One hundred percent (100%) of the principal amount of the Notes will be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture.

     16. The principal amount payable at Stated Maturity of the Notes is $1,000.

     17. The defeasance and covenant defeasance provisions of Article Thirteen of the Indenture will apply to the Notes.

     18. The Notes may not be converted into other securities or property.

     19. The Depositary for the Global Note shall be The Depository Trust Company, a New York Corporation ("DTC"). The Notes will be represented by one Global Note registered in the name of DTC or CEDE & Co., as a nominee of DTC. Except as set forth in Section 305 of the Indenture, such Global Note may be transferred, in whole and not in part, only to Depositary or another nominee of Depositary.

     20. There are no Events of Default with respect to the Notes that are in addition to the Events of Default contained in the Indenture.

     21. The Trustee will also act as the Security Registrar and the Paying Agent, and for so long as the Notes are listed on the Luxembourg Stock Exchange, The Chase Manhattan Bank, 5 Rue Plaetis, P.O. Box 240, Luxembourg, L-2012, will act as Paying Agent in Luxembourg with respect to the Notes.

     22. The Notes are not subject to any guarantee with respect to the payments of principal, premium, if any, or interest.

     23. The Notes are unsecured.

     24. Sections 1008 and 1009 of the Indenture will apply to the Notes without variation.

     25. The following are additional provisions with respect to the Notes:

          (a) PAYMENT OF ADDITIONAL AMOUNTS. The Company will, subject to certain exceptions and limitations set forth below, pay to the Holder of any Note who is a United States Alien (as defined below), as additional interest, such Additional Amounts ("Additional Amounts") as may be necessary in order that every net payment on such Note (including payment of the principal of and interest on such Note) by the Company or the Company's specified Paying Agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such Note to be then due and payable. However, the Company's obligation to pay Additional Amounts will not apply to:

               (1) any tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between such Holder or beneficial owner of such Note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder, if such Holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein; or such Holder's or beneficial owner's past or present status as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

               (2) any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

               (3) any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of a Note for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

               (4) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Note;

               (5) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from a payment on a Note, if such payment can be made without such withholding by any other paying agent;

               (6) any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a Note if such compliance is required by statute or regulation of the United States or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

               (7) any tax, assessment or other governmental charge imposed on a Holder that actually or constructively owns 10% or more of the combined voting power of all classes of stock of the Company;

               (8) any tax, assessment or governmental charge that would not have been imposed or withheld but for the treatment of the interest by the Company as contingent interest described in Section 871(h)(4) of The Internal Revenue Code of 1986, as amended;

               (9) any tax, assessment or governmental charge that would not have been imposed or withheld but for an election by the Holder the effect of which is to make the payment of the principal of, or interest (or any other amount) on, a Note by the Company or a Paying Agent subject to United States Federal income tax; or

               (10) any combination of items (1), (2), (3), (4), (5), (6), (7),
          (8) and (9).

          In addition, the Company shall not be required to pay Additional Amounts on a Note to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the Holder of such Note.

          For the purposes above, a "United States Alien" means any Person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary, of a foreign estate or trust. "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

          (b) LUXEMBOURG STOCK EXCHANGE. So long as the Notes are listed on the Luxembourg Stock Exchange, the following provisions will be applicable to the Notes:

               (1) notices with respect to the Notes shall be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the LUXEMBOURG WORT, to the extent such publication is required by the Exchange; and

               (2) the Company will maintain a Paying Agent in Luxembourg as specified in Section 21 above, and any change in the Paying Agent will be published in Luxembourg as specified in (1) above to the extent such publication is required by the Exchange.

     In rendering this Officers' Certificate, each of undersigned has read the Indenture, including Sections 102, 201, 301 and 303 thereof, and has made such examinations and investigations which, in his or her opinion, are necessary to enable such person to express an informed opinion as to whether all covenants and conditions required under the Indenture to be complied with or satisfied in connection with the Trustee's authentication and delivery of the Notes, have been complied with or satisfied, and, in such person's opinion, all such covenants and conditions have been complied with and satisfied.

     Attached hereto as EXHIBITS B is the form of Global Note (the "Global Securities"). We further approve all of the terms and conditions set forth on or referred to in the attached forms of Global Securities. In the event that Certificated Notes (the "Certificated Securities") are issued in exchange for a Global Security, the form of certificate evidencing the Certificated Security shall be in substantially the form of the attached Global Security, with such grammatical and other changes as are necessary to evidence the Securities in definitive form rather than as Global Securities.

     Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

        IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date set forth above.

                                        HEWLETT-PACKARD COMPANY



                                        By: /s/ Ann O. Baskins
                                            ---------------------------------
                                            Ann O. Baskins
                                            Vice President, General Counsel
                                            and Secretary


                                        By: /s/ Charles N. Charnas
                                            ---------------------------------
                                            Charles N. Charnas
                                            Senior Managing Counsel and
                                            Assistant Secretary